INVESTMENT MANAGEMENT AGREEMENT

Between

T. ROWE PRICE RETIREMENT FUNDS, INC.

and

T. ROWE PRICE ASSOCIATES, INC.

INVESTMENT MANAGEMENT AGREEMENT, made as of the 4th day of February, 2004, by and between T. ROWE PRICE RETIREMENT FUNDS, INC., a Maryland corporation (the "Corporation"), and T. ROWE PRICE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the "Manager").

W I T N E S S E T H:

WHEREAS, the Corporation is engaged in business as an open-end management investment company and is registered as such under the federal Investment Company Act of 1940, as amended (the "Act"); and

WHEREAS, the Corporation is authorized to issue shares of capital stock ("Shares") in the T. Rowe Price Retirement 2015 Fund (the "Fund"), a separate series of the Corporation whose Shares represent interests in a separate portfolio of securities and other assets ("Fund Shares"); and

WHEREAS, the Manager is engaged principally in the business of rendering investment supervisory services and is registered as an investment adviser under the federal Investment Advisers Act of 1940, as amended; and

WHEREAS, the Fund desires the Manager to render investment supervisory services to the Fund in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.Duties and Responsibilities of Manager.

A.Investment Management Services. The Manager shall act as investment manager and shall supervise and direct the investments of the Fund in accordance with the Fund`s investment objective, program, and restrictions as provided in the Corporation`s prospectus, on behalf of the Fund, as amended from time to time, and such other limitations as the Fund may impose by notice in writing to the Manager. The Manager shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with its investment objective. In furtherance of this duty, the Manager, as agent and attorney-in-fact with respect to the Corporation, is authorized, in its discretion and without prior consultation with the Corporation, to:

(i)buy, sell, exchange, convert, and otherwise trade in any stocks, bonds, and other securities or assets; and

(ii)place orders and negotiate the commissions (if any) for the execution of transactions in securities with or through such brokers, dealers, underwriters, or issuers as the Manager may select.

B.Financial, Accounting, and Administrative Services. The Manager shall maintain the existence and records of the Corporation; maintain the registrations and qualifications of Fund shares under federal and state law; monitor the financial, accounting, and administrative functions of the Fund; maintain liaison with the various agents employed for the benefit of the Fund by the Corporation (including the Corporation`s transfer agent, custodian, independent accountants, and legal counsel) and assist in the coordination of their activities on behalf of the Fund.

C.Reports to Fund. The Manager shall furnish to or place at the disposal of the Corporation or Fund, as appropriate, such information, reports, evaluations, analyses, and opinions as they may, at any time or from time to time, reasonably request or as the Manager may deem helpful to the Fund.

D.Reports and Other Communications to Fund Shareholders. The Manager shall assist in developing all general shareholder communications, including regular shareholder reports.

E.Fund Personnel. The Manager agrees to permit individuals who are officers or employees of the Manager to serve (if duly elected or appointed) as officers, directors, members of any committee of directors, members of any advisory board, or members of any other committee of the Corporation or Fund, without remuneration or other cost to the Fund or the Corporation.

F.Personnel, Office Space, and Facilities of Manager. The Manager at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Manager requires in the performance of its investment advisory and other obligations under this Agreement.

2.Allocation of Expenses.

A.Expenses Paid by Manager.

(1)Salaries and Fees of Officers. The Manager shall pay all salaries, expenses, and fees of the officers and directors of the Corporation or Fund who are affiliated with the Manager.

(2)Assumption of Expenses by Manager. The payment or assumption by the Manager of any expense of the Corporation or Fund, as appropriate, that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager to pay or assume the same or any similar expense on any subsequent occasion.

B.Expenses of Fund. All expenses of the organization, operations, and business of the Corporation or Fund, as appropriate, not specifically assumed or agreed to be paid by the Manager as provided in paragraph 2.A. above, will be paid in accordance with paragraph 2.C. of this Agreement. Such expenses include the following:

(1)Custody and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing, and accounting for the cash, securities, and other property of the Fund, including all charges of depositories, custodians, and other agents, if any;

(2)Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including all charges of the Fund`s transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents, if any;

(3)Shareholder Communications. All expenses of preparing, setting in type, printing, and distributing reports and other communications to shareholders;

(4)Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy material, and proxy solicitation therefor;

(5)Prospectuses. All expenses of preparing, setting in type, and printing of annual or more frequent revisions of the prospectus and of mailing them to shareholders;

(6)Pricing. All expenses of computing the Fund`s net asset value per share, including the cost of any equipment or services used for obtaining price quotations;

(7)Communication Equipment. All charges for equipment or services used for communication between the Manager or the Corporation or the Fund and the custodian, transfer agent, or any other agent selected by the Corporation or Fund;

(8)Legal and Accounting Fees and Expenses. All charges for services and expenses of the Corporation`s legal counsel and independent auditors, for the benefit of the Fund;

(9)Directors` Fees and Expenses. All compensation of directors, other than those affiliated with the Manager, and all expenses incurred in connection with their service;

(10)Federal Registration Fees. All fees and expenses of registering and maintaining the registration of the Corporation under the Act and the registration of Fund Shares under the Securities Act of 1933, as amended (the "'33 Act"), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any registration statement and prospectus under the '33 Act or the Act, and any amendments or supplements that may be made from time to time;

(11)State Filing Fees. All fees and expenses of qualifying and maintaining qualification of the Corporation or Fund, as appropriate, and of Fund Shares for sale under securities laws of various states or jurisdictions, and of registration and qualification of the Corporation or Fund, as appropriate, under all other laws applicable to the Corporation or Fund, as appropriate, or its business activities (including registering the Corporation as a broker-dealer, or any officer of the Corporation or any person as agent or salesman of the Corporation in any state);

(12)Issue and Redemption of Fund Shares. All expenses incurred in connection with the issue, redemption, and transfer of Fund Shares, including the expense of confirming all Fund Share transactions, and of preparing and transmitting the Fund`s stock certificates;

(13)Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or deemed advisable by the board of directors;

(14)Brokerage Commissions. All brokers` commissions and other charges incident to the purchase, sale, or lending of the Fund`s portfolio securities;

(15)Taxes. All taxes or governmental fees payable by or with respect of the Corporation or Fund, as appropriate, to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

(16)Trade Association Fees. All fees, dues, and other expenses incurred in connection with the Corporation`s or Fund`s, as appropriate, membership in any trade association or other investment organization; and

(17)Nonrecurring and Extraordinary Expenses. Such nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Corporation or Fund, as appropriate, is a party and the expenses the Corporation or Fund, as appropriate, may incur as a result of its legal obligation to provide indemnification to its officers, directors, and agents.

C.Payment of Fund Expenses. The parties hereto acknowledge that, pursuant to a Special Servicing Agreement entered into between and among the Corporation, the Manager, various funds in which the Corporation may invest (the "Underlying Price Funds") and T. Rowe Price Services, Inc., if the Board of Directors/Trustees of any Underlying Price Fund determines that the aggregate expenses of the Corporation are less than the estimated savings to the Underlying

Price Fund from the operation of the Corporation, the Underlying Price Fund will bear those expenses in proportion to the average daily value of its shares owned by the Corporation, provided further that no Underlying Price Fund will bear such expenses in excess of the estimated savings to it ("Excess Expenses"). However, as part of the consideration for the Fund entering into this Agreement, the Manager hereby agrees that it will bear any such Excess Expense.

3.Management Fee. The Fund shall not pay the Manager a fee for the services rendered hereunder.

4.Brokerage. Subject to the approval of the board of directors, the Manager, in carrying out its duties under Paragraph 1.A., may cause the Corporation, with respect to the Fund, to pay a broker-dealer which furnishes brokerage or research services [as such services are defined under Section 28(e) of the Securities Exchange Act of l934, as amended (the "'34 Act")], a higher commission than that which might be charged by another broker-dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Manager with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the '34 Act).

5.Manager`s Use of the Services of Others. The Manager may (at its cost except as contemplated by Paragraph 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Manager or the Corporation or Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Manager may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Corporation or Fund, as appropriate, or in the discharge of Manager`s overall responsibilities with respect to the other accounts which it serves as investment manager.

6.Ownership of Records. All records required to be maintained and preserved by the Corporation or Fund pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Manager on behalf of the Corporation or Fund, as appropriate, are the property of the Corporation or Fund, as appropriate, and will be surrendered by the Manager promptly on request by the Corporation or Fund, as appropriate.

7.Reports to Manager. The Corporation or Fund, as appropriate, shall furnish or otherwise make available to the Manager such prospectuses, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Corporation or Fund, as appropriate, as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

8.Services to Other Clients. Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment supervisory and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms or corporations, or to engage in other business activities; but so long as this Agreement or any extension, renewal, or amendment hereof shall remain in effect or until the Manager shall otherwise consent, the Manager shall be the only investment manager to the Fund.

9.Limitation of Liability of Manager. Neither the Manager nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Corporation or Fund (at the direction or request of the Manager) or the Manager in connection with the Manager`s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Corporation or Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Corporation or Fund or from reckless disregard by the Manager or any such person of the duties of the Manager under this Agreement.

10.Use of Manager`s Name. The Corporation or Fund may use the name "T. Rowe Price Retirement Funds, Inc. and T. Rowe Price Retirement 2015 Fund" or any other name derived from the name "T. Rowe Price" only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager as investment manager. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Corporation or Fund will (by corporate action, if necessary) cease to use any name derived from the name "T. Rowe Price," any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Manager, or with any organization which shall have succeeded to the Manager`s business as investment manager.

11.Term of Agreement. The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through April 30, 2005. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as: (a) such continuation shall be specifically approved at least annually by the board of directors of the Corporation or by vote of a majority of the outstanding voting securities of the Fund and, concurrently with such approval by the board of directors or prior to such approval by the holders of the outstanding voting securities of the Fund, as the case may be, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of the Corporation, with respect to the Fund, who are not parties to this Agreement or interested persons of any such party; and (b) the Manager shall not have notified the Corporation, in writing, at least 60 days prior to April 30, 2004 or prior to April 30th of any year thereafter, that it does not desire such continuation. The Manager shall furnish to the Corporation, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

12.Amendment and Assignment of Agreement. This Agreement may not be amended or assigned without the affirmative vote of a majority of the outstanding voting securities of the Fund, and this Agreement shall automatically and immediately terminate in the event of its assignment.

13.Termination of Agreement. This Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days` prior notice in writing to the other party; provided, that in the case of termination by the Corporation, with respect to the Fund, such action shall have been authorized by resolution of a majority of the directors who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund.

14.Miscellaneous.

A.Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

B.Interpretation. Nothing herein contained shall be deemed to require the Corporation to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the board of directors of the Corporation of its responsibility for and control of the conduct of the affairs of the Fund.

C.Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," "assignment," and "affiliated person," as used in Paragraphs 8, 11, 12, and 13 hereof, shall have the meanings assigned to them by Section 2(a) of the Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:T. ROWE PRICE RETIREMENT 2015 FUND

/s/Patricia B. Lippert/s/Edmund M. Notzon III

___________________________By:_________________________________

Patricia B. Lippert,Edmund M. Notzon III

SecretaryPresident

Attest:T. ROWE PRICE ASSOCIATES, INC.

/s/Barbara A. Van Horn/s/Henry H. Hopkins

___________________________By:_________________________________

Barbara A. Van Horn,Henry H. Hopkins,

SecretaryVice President

EDGAgreementsInvestment Magmt AgreementsMgAgmtRD2015.fm